                                                                     Exhibit 2.1

                            SHARE PURCHASE AGREEMENT




                                 BY AND BETWEEN




                             OUTOKUMPU NICKEL B.V.


                                       AND


                                  OUTOKUMPU OYJ


                                       AND


                                 OM GROUP INC.

                                       AND

                       OMG KOKKOLA CHEMICALS HOLDING B.V.




                           23rd day of February, 2000

TABLE OF CONTENTS

LIST OF SCHEDULES                                                            III

1.    DEFINITIONS                                                              2

2.    FORMATION OF THE COMPANY                                                 9
  2.1    DE-MERGER OF THE NICKEL BUSINESS OPERATIONS                           9
  2.2    POST-FORMATION PRE-CLOSING COVENANTS                                 10
  2.3    REGISTRATION OF THE COMPANY                                          11

3.    PURCHASE AND SALE                                                       11
  3.1    OBJECT                                                               11

4.    PURCHASE PRICE                                                          11
  4.1    PURCHASE PRICE                                                       11
  4.2    CLOSING BALANCE SHEET AND DETERMINATION OF THE PURCHASE PRICE        12
  4.3    PAYMENT OF THE PURCHASE PRICE                                        13

5.    TRANSFER OF TITLE                                                       14

6.    CLOSING                                                                 14
  6.1    CLOSING                                                              14
  6.2    CONDITIONS PRECEDENT                                                 15
  6.3    BEST EFFORTS TO CLOSE                                                16
  6.4    DELIVERIES AT CLOSING                                                17

7.    REPRESENTATIONS AND WARRANTIES OF OK AND SELLER                         17
  7.1    EXISTENCE                                                            18
  7.2    CORPORATE RECORDS AND DOCUMENTATION                                  18
  7.3    TITLE AND AUTHORITY TO TRANSFER THE SHARES; CAPITALISATION           18
  7.4    THE ACCOUNTS                                                         19
  7.5    TITLE TO ASSETS AND PROPERTIES                                       19
  7.6    LEASEHOLD PROPERTIES                                                 20
  7.7    CONTRACTS                                                            20
  7.8    INTELLECTUAL PROPERTY RIGHTS                                         21
  7.9    LICENSES                                                             21
  7.10   INSURANCE                                                            22
  7.11   PENSION AGREEMENTS AND EMPLOYMENT                                    22
  7.12   CLAIMS; LITIGATION                                                   23
  7.13   ORDINARY COURSE OF BUSINESS                                          24
  7.14   TAX WARRANTIES                                                       25
  7.15   TRUE AND CORRECT INFORMATION                                         26
  7.16   STAND-ALONE STATUS                                                   26
  7.17   ENVIRONMENTAL MATTERS                                                26
  7.18   NO CORRUPT PRACTICES                                                 27
  7.19   NO OTHER WARRANTIES                                                  27

8.    REPRESENTATIONS AND WARRANTIES OF PURCHASER                             27
  8.1    EXISTENCE                                                            27
  8.2    POWER AND AUTHORITY REGARDING THE TRANSACTION                        28
  8.3    SUFFICIENCY OF FUNDS                                                 28

9.    INDEMNITY                                                               28

  9.1    INDEMNITY OF OK AND SELLER                                           28

  9.2    LIMITATION OF LIABILITY                                              29
  9.3    THIRD PARTY CLAIMS AND RECOVERY                                      31
  9.4    INDEMNITY OF PURCHASER                                               33

10.    OTHER ARRANGEMENTS                                                     33
  10.1    EXCLUSION OF CERTAIN CONTRACTS                                      33
  10.2    LICENCE OF CERTAIN INTELLECTUAL PROPERTY RIGHTS                     34
  10.3    EMPLOYEES                                                           34
  10.4    ENVIRONMENTAL UNDERTAKINGS                                          34
  10.5    ELECTION OF NEW DIRECTORS                                           35
  10.6    PRICE PARTICIPATION                                                 35
  10.7    COMPANY NAMES                                                       35
  10.8    OK'S OR SELLERS SPECIFIC INDEMNITY                                  35

11.    MISCELLANEOUS                                                          36
  11.1    NOTICES                                                             36
  11.2    SCHEDULES INCORPORATED                                              37
  11.3    HEADINGS                                                            37
  11.4    ASSIGNMENT                                                          37
  11.5    INTEGRATION                                                         38
  11.6    TRANSFER TAX                                                        38
  11.7    GOVERNING LAW                                                       38
  11.8    ARBITRATION                                                         38
  11.9    AMENDMENTS                                                          38
  11.10   PROVISIONS SEVERABLE                                                39
  11.11   PUBLICITY                                                           39
  11.12   COUNTERPARTS OF AGREEMENT                                           39

LIST OF SCHEDULES



Schedule 1         December Accounts

Schedule 2 List of all fixed assets and other long-term investments forming part of the Nickel Refinery Operations

Schedule 3         Definition of the net working capital

Schedule 4         De-merger Plan

Schedule 5         Intended Agreements

Schedule 6         Raw Material Agreements

Schedule 7         List of employees to be transferred

Schedule 8         Outsourcing Agreements

Schedule 9         List of Patents

Schedule 10        Technology and License Agreement

Schedule 11        Price Participation Agreement

Schedule 12        List of other Material Contracts


OMG will provide these schedules to the Commission upon request.

                            SHARE PURCHASE AGREEMENT




THIS SHARE PURCHASE AGREEMENT is entered into on this 23rd day of February, 2000 by and between

Outokumpu Nickel B.V., a corporation incorporated and existing under the laws of the Netherlands, having its registered domicile in Rotterdam, the Netherlands ("Seller")

And

Outokumpu Oyj, a corporation incorporated and existing under the laws of Finland, having its registered office in Espoo, Finland (hereinafter separately denoted as "OK");

And

OM Group, Inc., a company incorporated and existing under the laws of Delaware, U.S.A. and having its principal office in Cleveland, Ohio, U.S.A. (hereinafter separately denoted as "OMG" or "Purchaser")

And

OMG Kokkola Chemicals Holding B.V., a corporation incorporated and existing under the laws of the Netherlands having its registered domicile in Rotterdam, the Netherlands ("Purchaser').

All four companies collectively to be hereinafter denoted as the '"Parties"

                                    RECITALS:

A. OK indirectly owns one hundred percent (100%) of the shares of the Seller and Seller owns one hundred per cent (100%) of the shares in Outokumpu Harjavalta Metals Oy ("OKHA"), which owns and operates the metallurgical production complex located in Harjavalta, Finland.

B. OKHA is currently undergoing a de-merger process pursuant to relevant chapter of the Finnish Companies Act, as a result of which the business operations of OKHA will be de-merged and transferred into two separate companies to be established. The nickel refining operations of OKHA will in the said de-merger process be transferred and assumed by Outokumpu Nickel Oy (the "Company"), a corporation to be established under the De-merger Plan (as defined below). The other operations of OKHA will be transferred to and assumed by another new legal entity to be called Outokumpu Harjavalta Metals Oy ("New OKHA").

C.    Purchaser is a fully owned subsidiary of OMG.

D. OMG is willing to acquire, through the Purchaser, one hundred per cent (100%) of the issued and outstanding shares of the Company and OK is willing to cause that Seller will sell and transfer such shares to Purchaser subject to the terms and conditions below.

NOW THEREFORE, the Parties (as defined below) hereby agree as follows:

1.    DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:

1.1   "Accounting Principles"                 shall mean Outokumpu Accounting
                                              Standards which in all material
                                              respects complies with US GAAP
                                              except that the pension and post-
                                              retirement benefits are treated in
                                              accordance with the local
                                              accounting principles.

1.2   "Affiliated Companies"                  shall mean any company directly or
                                              indirectly Controlling, Controlled
                                              by or under common Control with
                                              another entity.

1.3   "Agreement"                             shall mean this Share Purchase
                                              Agreement and the Schedules
                                              hereto.

1.4   [..]

1.5   "Board"                                 shall mean the Board of Directors
                                              of the Company.

1.6   "Claim"                                 shall mean any claim made by
                                              Purchaser against Seller in
                                              respect of any breach of this
                                              Agreement.

1.7   "Closing"                               shall mean the consummation of the
                                              transaction as contemplated in
                                              Section 6 of this Agreement.

1.8   "Closing Payment"                       shall mean the Purchase Price, as
                                              defined in Section 4.1, the amount
                                              of which shall be payable at
                                              Closing.

1.9   "Closing Balance Sheet"                 shall mean the balance sheet of
                                              the financial statements (and the
                                              notes thereto) of the Company as
                                              of the Closing Date, prepared by
                                              Seller in accordance with the
                                              Accounting Principles and as set
                                              forth in Section 4.2..

1.10  "Closing Date"                          shall mean the date defined in
                                              Section 6.1.

1.11  "Company"                               shall have the meaning set out in
                                              the Recitals, Section B.

1.12  "Completion of the De-                  shall mean the registration of the
      merger Process"                         Company with the Finnish Trade
                                              Register.

1.13  "Confidential Information"              shall mean any and all proprietary
                                              information of any kind or nature
                                              whatsoever, whether written or
                                              oral, including, without
                                              limitation, financial information,
                                              trade secrets, client lists and
                                              other proprietary business
                                              information, regarding OKHA, the
                                              Company or Seller or Purchaser,
                                              which information is not known to
                                              the general public.

1.14  "Control"                               (including the terms
                                              "controlling", "controlled by"
                                              and "under common control with")
                                              shall mean the possession,
                                              directly or indirectly, of the
                                              power to direct or cause the
                                              direction of the management and
                                              policies of a person or entity,
                                              whether through the ownership of
                                              voting securities, by contract, or
                                              otherwise.

1.15  "December Accounts"                     shall mean the pro-forma financial
                                              statements of Nickel Business
                                              Operations as of 31 December 1999,
                                              set forth in Schedule 1 and
                                              prepared by OKHA in accordance
                                              with the Accounting Principles.

1.16  "Deferred Tax Liability"                shall mean the deferred tax
                                              liability arisen as a result of
                                              accelerated depreciation and
                                              capitalised interest payments
                                              during construction as reflected
                                              in December Accounts and as
                                              adjusted pursuant to Section 4.2.

1.17  "De-merger Opening Accounts"            shall mean the opening balance
                                              sheet of The Company upon
                                              Completion of the De-merger
                                              Process.

1.18  "Directors"                             shall mean the members of the
                                              Board of Directors of the Company
                                              nominated under the De-merger
                                              Plan.

1.19  "De-merger Process"                     shall have the meaning set out in
                                              Section 2.1.

1.20  "De-merger Plan"                        shall mean the plan described in
                                              Section 2.1.

1.21  "Due Diligence Review"                  shall mean the due diligence
                                              review of Nickel Business
                                              Operations carried out by
                                              Purchaser referred to in Section
                                              7.

1.22  "Estimated Net Asset Value"             shall have the meaning set out in
                                              Section 4.1.

1.23  "Fixed Assets"                          shall mean the fixed assets and
                                              other long-term investments of the
                                              Company forming part of the Nickel
                                              Business Operations and calculated
                                              as set out in Schedule 2 and in
                                              accordance with the Accounting
                                              Principles.

1.24  "Material Adverse Effect"               shall mean any effect which gives
                                              rise to a material adverse effect
                                              on the assets or financial
                                              condition of the Company.

1.25  "Material Contracts"                    shall mean existing contracts of
                                              the Company attached to this
                                              Agreement (as provided for in
                                              Schedules 5, 6, 8, 10 and 12) and
                                              other contracts having an annual
                                              turnover exceeding two million
                                              Finnish markka.

1.26  "Net Asset Value"                       shall mean the sum of the book-
                                              value of the Fixed Assets and the
                                              Net Working Capital calculated
                                              based on the Closing Balance Sheet
                                              and determined as provided in
                                              Section 4.2.

1.27  "Net Working Capital"                   shall mean the net working capital
                                              of the Company calculated as set
                                              out in Schedule 3 and in
                                              accordance with the Accounting
                                              Principles.

1.28  "Nickel Business Operations"            shall mean the nickel refining
                                              operations carried out on the date
                                              hereof by Seller at Seller's
                                              premises in Harjavalta, Finland
                                              and including all the assets,
                                              contracts, personnel and rights
                                              that are necessary to continue the
                                              nickel refining operations on a
                                              stand alone commercial basis and
                                              which shall be de-merged to the
                                              Company under the De-merger Plan.

1.29  "Party" "Parties"                       shall mean Seller, Purchaser, OK
                                              or OMG as the case may be.  And,
                                              "Parties" shall mean collectively
                                              OK, OMG, Seller and Purchaser.

1.30  "Purchase Price"                        shall have the meaning set out in
                                              Section 4.1 below.

1.31  "Purchase Price Adjustment"             shall have the meaning set out in
                                              Section 4.2 (c).

1.32  "Purchaser"                             shall have the meaning set out in
                                              the introductory paragraph hereof,
                                              i.e. OM Group, Inc., OMG Kokkola
                                              Chemicals Holding B.V. or a new
                                              company to be established in
                                              Finland being a subsidiary of
                                              either OMG Kokkola Chemicals B.V.
                                              or OMG Kokkola Chemicals Oy

1.33  "Purchaser's Auditors"                  shall mean Tilintarkastajien Oy
                                              Ernst & Young.

1.34  "Seller"                                shall have the meaning set out in
                                              the introductory paragraph hereof,
                                              i.e. Outokumpu Nickel B.V.

1.35  "Seller's Auditors'"                    shall mean SVH
                                              PricewaterhouseCoopers Oy.

1.36  "Shares"                                shall mean all the outstanding
                                              shares Nos. 1 - 125,000 of the
                                              Company totalling 12,258,208.83
                                              Euros to be issued to Seller
                                              pursuant to the De-merger Plan.

1.37  "Taxes"                                 shall mean all income tax, value
                                              added tax and any other taxes,
                                              customs duties and other official
                                              charges imposed by any tax or
                                              other competent authority,
                                              including all penalties and
                                              interest.

1.38  "Third Party Claim"                     shall mean any claim by a third
                                              party (including tax and other
                                              authorities) against the Company.

1.39  "Warranties"                            shall mean the representations and
                                              warranties of OK and Seller and of
                                              OMG and Purchaser respectively as
                                              defined in Section 7 and 8.

2.    FORMATION OF THE COMPANY

2.1   De-merger of the Nickel Business Operations

      OKHA owns and operates the metallurgical production complex located in Harjavalta, Finland. OKHA is currently undergoing a de-merger pursuant to Chapter 14a of the Finnish Companies Act (29 October 1978/734, as amended), as a result of which the business operations of OKHA will be de-merged and transferred into two separate companies (the foregoing process is hereinafter referred to as the "De-merger" or the "De-merger Process").

      The principle behind the de-merger of assets and liabilities of OKHA in connection with the De-merger Process is established in the De-merger Plan, attached hereto as Schedule 4. According to the De-merger Plan and the principles set out in this Agreement, the following assets and liabilities will be transferred to the Company upon Completion of the De-merger Process and/or Closing:

      (i) those assets which at the time of Completion of the De-merger Process form part of the Nickel Business Operations, comprising of fixed assets and other long-term investments as described in more detail in Schedule 2 and of current assets (as described by line-item basis in Schedule 1) including inventory (raw materials, work in progress and finished goods) having a minimum level of 10.000 tonnes of nickel and maximum level of 20.000 tonnes of nickel at Closing, and

      (ii) those liabilities, which at the time of Completion of the De-merger Process have arisen and exist out of or in connection with the Nickel Business Operations.

      It is acknowledged by the Parties that Purchasers auditors will perform a historical audit of the December Accounts as required by U.S. reporting standards and OK shall cause that OKHA personnel will assist the auditors in their audit.

2.2   Post-formation Pre-Closing covenants

      Although the division of assets and liabilities according to the De-merger Plan will form the basis of the assets and liabilities to be transferred to the Company upon the Completion, the Parties however agree and OK covenants to procure that the following modifications and changes are made prior to Closing:

      (i) all long term debt as well as all other liabilities (other than current liabilities and the Deferred Tax Liability) reflected in the balance sheet of the Company as well as all off balance sheet, financing-related liabilities (which for purposes of this provision shall be deemed to include all guarantees, pledges, mortgages or other security obligations as well as financial leases, derivative instruments or other similar financial undertakings to the exclusion of any liabilities in the ordinary course of business) shall be removed from the Company upon or after the Completion of the De-merger Process at no cost to Purchaser and OK shall hold the Company harmless with respect to any such debt or liability;

      (ii) Company shall not become a party to and shall be relieved from all obligations under a certain Management Consulting Agreement concluded and dated on 1.1.1994 between OKHA and Outokumpu Metals & Resources Oy and under a certain Technical Planning and Projects Agreement concluded and dated on 1.5.1999 between OKHA and Outokumpu Engineering Services Oy, latter exclusion of which shall be subject to the Company entering into a new technical planning and projects agreement with Outokumpu Engineering Services Oy;

2.3   Registration of the Company

      OK and Seller shall procure that between the date hereof and the Closing Date the De-merger Process shall be carried out to the effect that the Company will be duly existing and registered as contemplated under the De-merger Plan and in this Agreement on or about March 31, 2000 and that the Shares shall be issued to Seller upon Completion of the De-merger Process.

3.    PURCHASE AND SALE

3.1   Object

      Upon the terms and subject to the conditions set forth herein, OK shall procure that Seller hereby sells and OMG shall procure that Purchaser purchases the Shares effective on the Closing Date on the terms and conditions set out in this Agreement.

4.    PURCHASE PRICE

4.1   Purchase Price

      The Purchase Price payable by Purchaser to Seller for the Shares shall be, subject to adjustments as provided in Section 4.2, the sum of

      (i) the book value of the Fixed Assets of the Company as of the Closing Date which for the purpose of the calculation of the Closing Payment is FIM 536.405.717 as established under the December Accounts;

      (ii) an amount equal to the Net Working Capital of the Company as of the Closing Date, which for the purpose of the calculation of the Closing Payment is FIM 375.271.325 as established under the December Accounts; and

      (iii)  a fixed amount of FIM hundred and sixty-two million (162,000,000).

      Accordingly the Purchase Price without regard to the Purchase Price Adjustment (as defined below) shall be FIM 1.073.677.042. (hereinafter also referred to as the "Cosing Payment")

      The sum of FIM 911.677.042 comprising of the amounts in (i) and (ii) above shall be referred to as the Estimated Net Asset Value.

      For the purpose of final determination of the Purchase Price, the Net Asset Value shall be established based on the Closing Balance Sheet to be prepared pursuant to Section 4.2 below. It is explicitly agreed that the Deferred Tax Liability will be assumed by Purchaser through the Company without any effect on the Purchase Price.

      The Parties further agree to enter into a separate agreement on price participation as provided under Section 10.6.

4.2 Closing Balance Sheet and Determination of the Purchase Price

      (a) As promptly as practicable, and in any event not more than forty-five (45) days following the Closing Date, Seller shall prepare and deliver to Purchaser a Closing Balance Sheet as of the Closing Date, including a calculation of the Net Asset Value and the Inventory, if any, as of such date. Seller and Seller's Auditors shall have access to all the records and book-keeping material relating to the Company to the extent required for the purposes of preparing the Closing Balance Sheet.

      (b) Purchaser's Auditors shall verify the Closing Balance Sheet, the Net Asset Value and shall for such purpose have access to all records and book-keeping material of the Company and, as the case may be, of Seller to the extent required for the purposes of such review. Purchaser may dispute the Closing Balance Sheet, the Net Asset Value and/or the Inventory Levels by notifying Seller in writing of the amount(s) in dispute and the basis for such dispute within sixty (60) days from the receipt of the Closing Balance Sheet. Seller and Purchaser shall in good faith endeavour to resolve any dispute under this Section 4.2 (b) within thirty (30) days from the date of receipt by Seller of Purchaser's written notice of dispute, failing which the matter shall be resolved by an independent auditor (from among the big 5) appointed jointly by the Parties and failing that by Central Chamber of Commerce of Helsinki, Finland [Keskuskauppakamari]. The Parties agree that the resolution of such independent auditor shall be final and binding upon the Parties with prejudice to Section 1 1.8.

      (c) The Purchase Price shall be finally determined based on the Closing Balance Sheet and the calculation of the Net Asset Value. The Purchase Price shall be adjusted on markka for markka basis (i) upwards to the extent the Net Asset Value calculated as provided in this Section 4.2 exceeds the Estimated Net Asset Value or (ii) downwards to the extent the Net Asset Value falls short of the Estimated Net Asset Value (the net adjustment is hereinafter referred to as the "Purchase Price Adjustment").

4.3   Payment of the Purchase Price

      The Purchase Price shall be paid as follows:

      (i) one billion seventy-three million and six hundred and seventy-seven thousand and forty-two Finnish markka (FIM 1.073.677.042) shall be paid at Closing as Closing Payment;

      (ii) the Purchase Price Adjustment shall be paid or repaid within forty-five (45) days from the delivery by Seller to Purchaser of the Closing Balance Sheet and the calculation for the Net Asset Value. If the Purchase Price is in dispute the final settlement of the Purchase Price will be made within fourteen (14) days from the final resolution of the dispute.

      The Purchase Price shall be paid in immediately available funds to the bank account(s) identified by Seller.

5.    TRANSFER OF TITLE

      The full and unrestricted ownership of and title to the Shares shall pass from Seller to Purchaser at Closing against payment of the Closing Payment and fulfillment and completion of the Closing procedures set forth in
      Section 6.

6.    CLOSING

6.1   Closing

      The Closing shall take place on the Closing Date starting at 11:00 a.m. at the offices of Outokumpu or by simultaneously signing and delivering the counter-part documents by courier, as may be agreed between the Parties prior to Closing.

      The Closing Date shall be April 3rd, 2000 or as soon thereafter as practicable when all the conditions precedent for the Closing as set out in this Section 6. have been fulfilled.

6.2   Conditions Precedent

      The obligation of Seller and Purchaser to close hereunder shall be subject to the fulfillment, on or before the Closing Date, of the following but only the following conditions (to the extent not expressly waived in writing by the Party in whose favour the condition has been established):

      (a)    Registration of the Company

             Seller shall have procured the registration of the Company in all material respects in accordance with the De-merger Plan.

      (b)    Authority Approvals

             OK, OMG, Seller and Purchaser, as the case may be, shall have obtained all necessary authorisations, approvals and consents, unconditionally or subject to conditions acceptable to the Parties, from all relevant national or supra-national authorities, including the competition authorities, as the case may be, required for the lawful and valid consummation of the Agreement.

      (c)    Corporate Action

             All corporate action necessary for the lawful and valid consummation of this Agreement shall have been duly taken by OK, OMG, Seller and Purchaser, by the time of signing this Agreement and shall be in full force and effect.

      (d)    Intended Agreements and Raw Material Agreements

             The Intended Agreements as listed in Schedule 5 entered into between the Company and New OKHA (in the form as attached hereto) upon completion of the De-merger Process and Raw Material Agreements listed in Schedule 6 shall be in full force and effect and that OK has procured deeds of adherence or other relevant instrument to ascertain the effective assignment of all the Raw Material Agreements (including the agreements of Western Mining Corporation and Mineracao Serra da Fortaleza Ltda) to the Company.

6.3   Best Efforts to Close

      The Parties shall use their respective best efforts to cause all necessary action to be taken in order to have all the conditions precedent for the Closing as set out in Section 6.2 above to be fulfilled as promptly as practicable.

      Unless the Closing has taken place by 30 June 2000 the Parties will negotiate in good faith towards finding a solution which is mutually acceptable and fair to both Parties under the circumstances, but not longer than until 31 August 2000 upon which date each of the Parties shall be free to terminate this Agreement forthwith, and no Party shall have any claims by reason of or in connection with such termination.

      Each Party shall execute such documents including any transfer forms for the transfer of the Shares and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated herein, and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

6.4   Deliveries at Closing

      At Closing, the following deliveries shall take place:

      (a)    Seller shall sell, transfer and convey to Purchaser the Shares;

      (b)    Purchaser shall pay the Closing Payment to Seller;

      (c) the Parties shall execute or cause to be executed, as the case may be, the Transfer Form effecting the transfer of the Shares;

      (d) any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at Closing as a condition precedent shall be so produced, delivered, released, paid and fulfilled.

7.    REPRESENTATIONS AND WARRANTIES OF OK AND SELLER

      The Parties acknowledge that OK and Seller has prior to the date hereof availed itself over a substantial period of time for Purchaser's investigations and that Purchaser has had an opportunity to review and familiarise itself with substantially all the operations and assets forming the Nickel Business Operations. In connection with such investigations, Purchaser has received a confidential information memorandum pertaining to the Nickel Business Operations, reviewed the data room material (including all pertinent documentation concerning the De-merger Process) pertaining to the same together with the information provided to Purchaser pursuant to follow-up questions. In addition, the Buyer has on several occasions had discussions with the relevant management of OKHA (the "Due Diligence Review").

      OK and Seller hereby makes the following Warranties as at the date hereof repeated at the Closing Date (unless otherwise indicated).

7.1   Existence

      The Company is duly organised and validly existing under the laws of Finland and has full corporate power to carry on its business as conducted on the Closing Date.

7.2   Corporate Records and Documentation

      (a) True, complete and current copy of the De-merger Plan regarding the formation of the Company is attached hereto as Schedule 4.

      (b) The corporate documentation of the Company and All Material Contracts exist, are duly and effectively assigned to the Company and binding the other party and are in the possession of the Company and safely kept and correct.

7.3   Title and Authority to Transfer the Shares; Capitalisation

      (a) Seller has full ownership to the Shares and has full power, capacity and authority to sell and transfer such shares and to perform all other undertakings set forth in this Agreement. The Shares are fully transferable to Purchaser and are free and clear of all restrictions on the ability to vote. The Shares are not subject to claims, options, liens, charges or other encumbrances of any kind.

      (b) The Shares have been legally and validly issued, are fully paid and constitute one hundred percent (100%) of the issued capital of the Company. There are no outstanding obligations, warranties, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which OK or Seller or the Company is bound, providing for the issuance of any additional shares of the Company.

      (c) OK and Seller has the full legal power and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof do not contravene any contract to which OK or Seller is bound nor is any consent, approval or action of any authority or person required for the performance by OK or Seller or the Company by the transactions contemplated hereby.

7.4   The Accounts

      The December Accounts have been and the De-merger Opening Accounts will be prepared in conformity with the Accounting Principles. There are no obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation, liabilities for taxes) which are not reflected or disclosed in the December Accounts and in the De-merger Opening Accounts, the accounts receivable (with the exception of receivables from OMG group of companies) are good and collectable at the recorded amounts. The December Accounts are correct and complete and fairly reflect and represent Nickel Business Operations at the end of 1999 and are correctly based on the book keeping material of OKHA.

7.5   Title to Assets and Properties

      The Company has exclusive title to all of the personal property including all buildings and constructions and other assets recorded in the December Accounts and to be recorded in the De-merger Opening Accounts except for such assets which are leased or licensed. The assets are not subject to any liens, mortgages, charges or other encumbrances, except for those recorded in the December Accounts or to be recorded in the De-merger Opening Accounts.

      All machinery, tools and equipment of the Company are to a material extent operational and useable, except for normal wear and tear, and fit for the purpose intended.

      OKHA has and new OKHA will have exclusive title to the real property on which the Harjavalta plant operates and has full and unencumbered power to enter into the Land Lease Agreement included as part of the Intended Agreements in Schedule 5 for the period provided therein.

      All inventories have been recorded in the December Accounts and will be recorded in the De-merger Opening Accounts in accordance with the Accounting Principles and making such use of LIFO valuation as consistently applied by OKHA.

      The buildings and other structures to be transferred to the Company (and to OMG) are in good and substantial repair and fit for the purposes for which they are presently used. There are no disputes with any adjoining or neighbouring owner or any other third party with respect to any easement, rights or means of access to land or otherwise.

7.6   Leasehold Properties

      There are no current leasehold interests or similar arrangements (as defined under Section 1.25 Material Contracts) agreed by OK, Seller or OKHA that shall be transferred to the Company other than the Land Lease Agreement referred to above, which Agreement shall be made valid and effective in accordance with its respective terms latest at the Closing.

7.7   Contracts

      (a) There are no other Material Contracts than those which have been listed in Schedule 5, 6, 8, 10 and 12.

      (b) The Company has not received or given notice of termination of any Material Contracts.

      (c) No party to any Material Contract has the right to terminate or modify its obligations as a direct result of the transactions contemplated hereby and all agreements and contracts shall be effectively assigned to the Company by operation of law governing the De-merger Process and will bind the counter party or parties in accordance with their respective terms and conditions.

      (d) The Company is not in default having a Material Adverse Effect under any Material Contract.

7.8   Intellectual Property Rights

      OK (or any of its affiliate company) owns all patents listed in Schedule 9 and know how and technology used by the Company to conduct Nickel Business Operations free from any liens or encumbrances.

      No third party has presented any claims against OK or Seller or the Company alleging infringement by Seller or the Company of any intellectual property rights belonging to such third party and, to OK's or Seller's knowledge, no such claim is threatened.

7.9   Licenses

      All licenses, permits and authorisations necessary for the Company to carry on the Nickel Business Operations as conducted on the Closing Date, including the separate Technology and License Agreement set out in
      Schedule 10 and referred to in Section 10.2, will be in full force and effect prior to or at the Closing and there are no currently existing violations and, to OK's or Seller's knowledge, forthcoming violations of any such licenses, permits or authorisations in the Nickel Business Operations. There is no pending action or other proceeding which seeks the revocation of any such existing licenses, permits or authorisations.

7.10  Insurance

      The present insurance policies of OK covering Seller and the Company provide the types and amounts of adequate insurance coverage normal and customary for similar companies in Finland.

7.11     Pension Agreements and Employment

      (a) To the extent required by applicable law, other regulations and the Accounting Principles, provisions have been made in the December Accounts and will be made in the De-merger Opening Accounts, for the full amount of all present and future liabilities in respect of pension undertakings to be paid to current or former directors, officers or other employees of the Company or to any authority.

      (b) All past pension liabilities as well as all those future pension liabilities which relate to period prior to Closing based on Outokumpu collective bargaining agreement dated 31.5.1988 with regard to those employees transferring to the Company are fully covered. These voluntary additional pension liabilities have been transferred to Henki-Sampo and OK will arrange to the Purchaser prior to Closing a certificate issued by Henki-Sampo ascertaining that all past and future pension liabilities prior to Closing are fully covered. All past pension liabilities as well as all future pension liabilities relating to period prior to Closing based on the so called Neliapila pension fund with regard to employees transferring to Company at Closing are correctly reflected in the balance sheet of OKHA as pension liability and will be transferred to the Company after Completion of the De-merger Process to the extent relating to employees transferring to the Company.

      (c) OK represents and warrants that there is no shortfall in the coverage of the pension liabilities of the Company or any uncovered pension liability to the Company (whether based on applicable laws, regulations or on OK internal current or past usage), with respect to the current or former directors, officers or other employees in the Company and that all contributions, whether statutory or otherwise, in respect of pension undertakings to current or former Directors, officers or other employees of the Company have been made in full up to the Closing. For the avoidance of doubt New OKHA is responsible for the employer's liability with respect to the capitalised pension liability of all past employees who have entered the early retirement schemes of OKHA prior to the Closing.

      (d) OK and Seller are and OK, Seller and the Company will be on the Closing Date in compliance in all material respects with all applicable collective bargaining agreements and with all laws and regulations regarding employment, including work environment, health and safety and any obligation to notify and/or to negotiate with employee representatives with respect to the transactions contemplated herein. All salaries and other amounts due to the employees and to the social security and tax authorities up to the Closing Date have been paid when due.

7.12  Claims; Litigation

      Unless otherwise disclosed to Purchaser, the Company has not been served with any summons or notice to arbitrate and there are no actions, arbitration, litigation or other legal proceedings pending, or to OK's or Seller's knowledge, threatened, against Seller or the Company. There is no action or other proceeding pending or, to OK's or Seller's knowledge, threatened by Seller against any other person or entity.

7.13  Ordinary Course of Business

      During the period from December 31, 1999 until Closing OK or Seller will not instruct or allow any action or measure which is outside the ordinary course of business of the Company and which will have a Material Adverse Effect, unless such action or measure is directly related to the transactions contemplated hereby or has been approved in writing by Purchaser. There has not since December 31, 1999 been

          a) Material Adverse Change in the financial condition, operations, assets or liabilities of the Nickel Business Operations;
          b) any transactions or payments between OK or any other company belonging to Outokumpu group and OKHA, other than those related to
              Section 2.1. herein, or involving tangible assets given or received except at fair market value in the ordinary course of business and in accordance with sound business practices;
          c) any additional long term debt related to Nickel Business Operations or any additional current liabilities incurred except in the ordinary course of business;
          d) any contract, or commitment unless in the ordinary course of business made with any party which cannot be terminated on less than thirty (30) days notice;
          e) unless disclosed to the Purchaser, any change in employment compensation, pension and other employment benefits with respect to the directors or employees of the Nickel Business Operations, nor has there been any new employment or termination of employment;
          f) unless disclosed to the Purchaser, any amendment or termination of any contracts of material nature other than in the ordinary course of business;
          g) any release or waiver of any dept, claim or right of a material character;

          h) any damage, destruction, or loss whether covered by insurance or not, materially and adversely affecting the business or any other event or condition materially and adversely affected the business.

7.14  Tax Warranties

      (a) OKHA has filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities related to the Nickel Business Operations. OKHA has paid in full to the appropriate tax authorities all Taxes related to Nickel Business Operations and OK shall procure that new OKHA shall hold the Company harmless from any and all Tax liabilities or Tax claims of OKHA effectively related to OKHA's Nickel Business Operations based on period prior to Closing and to De-merger Process with the exception of Deferred Tax Liability, which will be assumed by the Company. All Taxes accruable since the filing of such returns have been accrued on the books of the Company. No proceedings or other actions have been taken, nor is there any basis for any proceeding or other action for the assessment and collection of additional taxes for any period for which returns have been filed, and no additional taxes for such periods will be assessed or collected.

       (b) All Taxes required to have been paid by the Company have been paid in due time. The Company has not been given or granted any waiver or extension by any tax authority of any period of limitation governing the time of assessment or collection of any Taxes.

       (c) All Taxes triggered by or payable by the Company due to the De-merger shall be duly accounted for in the Closing Balance Sheet.

7.15  True and Correct Information

      This Agreement and any and all documents and other data regarding Seller, it's financial condition and business disclosed by Seller to Purchaser in the Disclosure Material, are true and correct in all material respects.

7.16  Stand-Alone Status

      OK has prepared the De-merger Plan in good faith to ensure that the Company will after the Closing Date be able to conduct the Nickel Business Operations as a stand-alone entity relying on certain services as provided for under certain agreements included in Schedule 5.

7.17  Environmental Matters

      OK represents and warrants that OKHA is and has been in compliance with all applicable environmental laws and that OKHA has obtained all permits, licenses and approvals from governmental authorities and agencies that are necessary for the Nickel Business Operations, and is and has been in compliance with the requirements set out in such permits and that the Company can maintain present waste and disposal levels without violating such environmental permits currently in force.

      The Company will after the completion of the De-merger have the nonexclusive benefit of all the material environmental permits, licenses and approvals of governmental authorities and agencies, whether held by the Company or New OKHA, necessary for the Company to carry on the Nickel Business Operations as conducted on the Closing Date. OK or Seller have not received notice of any current violation of any applicable environmental statute, regulation or decree binding upon it for the Nickel Business Operations which have not been substantially corrected except for violations that could not be reasonable expected to have a material adverse effect. To OK's or Seller's knowledge, there are no matters likely to result in any material claim or proceeding against the Company, based on a violation of applicable law or conditions of permits relating to the Nickel Business Operations or related emission, discharge or release into the environment of any hazardous waste, hazardous substances or solid waste, except for conditions that are curable by general repair and maintenance in the ordinary course of the business.

7.18  No Corrupt Practices

      Neither OK, Seller, OKHA nor any of their officers, directors, employees or agents has, directly or indirectly, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit material in amount to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Nickel Business Operations.

7.19  No Other Warranties

      It is specifically stated and agreed that Seller has not made, and Purchaser has not relied on, any other warranties or representations than the representations and warranties expressly given in the above in this
      Section 7.

8.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby makes and gives the following Warranties:

8.1   Existence

      OMG and Purchaser are duly organised, validly existing and have full corporate power to carry on their businesses as conducted on the Closing Date.

8.2   Power and Authority Regarding the Transaction

      OMG and Purchaser have the full legal and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, will not result in a breach of any judgement, decree or order of any national or supranational court, governmental or other body, any applicable law or regulation or the Articles of Association of Purchaser.

8.3   Sufficiency of Funds

      OMG and Purchaser have in hand, and/or have made arrangements with reputable financial institutions to obtain all funds necessary to enable Purchaser to finance the transaction and to otherwise perform under this Agreement in accordance with its terms.

9.    INDEMNITY

9.1   Indemnity of OK and Seller

      OK and Seller, jointly and severally shall indemnify and hold OMG and Purchaser harmless from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees) actually suffered by or incurred by OMG or Purchaser arising out of or resulting from

      (i)    any breach by OK or Seller under this Agreement;

      (ii) any environmental contamination of soil, pollution of waters of River Kokemaenjoki or ground waters or air emissions or any other environmental violation relating to Nickel Business Operations prior to Closing as well as any future environmental damage or third-party claims due to contamination, pollution or emissions caused by OKHA's operations prior to Closing. The Environmental Audit pursuant to Section 10.4 will serve as a prima facie basis for determining the foregoing indemnity;

      (iii) any claim relating to De-merger and the operation of OKHA prior to Closing;

      (iv) all taxes, fines, penalties relating to Nickel Business Operations and arising prior to Closing; and

      (v) all claims relating to employment by OKHA prior to Closing, which for purposes of this indemnity shall mean claims for unpaid wages, social security contributions, shortfall of any pension liability coverage or welfare plans maintained by OKHA.

      Thus if Seller is in breach of this Agreement, subject to the limitations set forth in Section 9.2, the Purchase Price shall, as the sole and exclusive remedy to Purchaser, be reduced by an amount corresponding to the deficiency, damage or cost or loss or expense actually incurred by the Company (less any tax deduction pursuant to Section 9.2 (b)) as a result of such breach. Such reduction may not, however, in any event exceed five hundred million Finnish marks (FIM 500.000.000) which constitute Seller's maximum liability under this Agreement except for breach of the Warranties under Sections 7.3, 7.5, 7.14 and 7.17 for which Seller's liability shall not exceed the amount of the Purchase Price.

9.2   Limitation of Liability

      Seller's liability under this Agreement is limited as follows:

      (a) For the purposes of this Agreement, a liability, which is contingent, shall not constitute a deficiency, cost or loss, unless and until such contingent liability becomes an actual liability and is due and payable.

      (b) If any deficiency, cost or loss referred to in Section 9.1 is a tax deductible item the Claim that Purchaser may make shall be reduced by an amount equivalent to the deficiency, cost or loss multiplied by the corporate tax rates which are applicable in Finland at the time of the reimbursement.

      (c) Purchaser shall not be entitled to make any Claim to the extent that a provision or allowance for the matter of the deficiency, cost or loss (whether as a specific reserve or as a general reserve) has been specifically made or is reflected in the Closing Balance Sheet.

      (d) No liability shall arise in respect of any breach of this Agreement or otherwise:

             (i) if and to the extent that any Claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities;

             (ii) if such liability would not have arisen but for an act, omission or transaction carried out by Purchaser, or persons deriving title from Purchaser after Closing.

      (e) In the event it is found that there is a breach of this Agreement for which Seller is liable, as set out above, Purchaser shall be entitled, by way of a sole and exclusive remedy, to a reduction of the Purchase Price as set out in Section 9.1. This remedy shall be exclusive and it is specifically agreed that no remedy whatsoever under the Finnish Sale of Goods Act (355/1987), including (but not limited to) the right to rescind this Agreement, shall be available to Purchaser. If the reduction of the Purchase Price shall be effected by means of a return by Seller of a part of the Purchase Price, OK shall be entitled to determine the manner in which such refund shall be effected.

      (f) No reduction of the Purchase Price shall be made due to a breach of this Agreement, unless the total amount of the Claims, which Purchaser may make in this respect under this Agreement, amounts to or exceeds thirty million Finnish marks (FIM 30.000.000). If such Claims amount to thirty million Finnish marks (FIM 30.000.000) in the aggregate, the reduction shall be made for the first markka. This Section 9.2 (f) shall not be applied with respect to Purchaser claims under the Section 9.1. (ii), (iv) and (v)

      (g) No Claim shall be brought unless notice in writing of any such claim, accompanied by all relevant particulars thereof specifying the nature of the breach and the amount claimed in respect thereof, has been given to OK or to Seller not later than twelve (12) months and, in respect of any claims under Section 9.1 (ii), not later than ten (10) years and, in respect of any claims under Section 9.1
             (iv) and (v), six (6) years from the Closing Date.

      (h) No ability shall arise in respect of any breach of this Agreement in respect of any deficiency, cost or loss, to the extent it is covered by a policy of insurance taken by Purchaser or the Company.

      (i) Purchaser shall take all reasonable steps to mitigate losses and Seller shall not be liable for any claim to the extent the Purchaser could have mitigated, acting with normal care in the ordinary course of business, any cost or loss resulting from a breach of Agreement.

9.3   Third Party Claims and Recovery

      In case Purchaser becomes aware of any Third Party Claim, which could lead to a breach of this Agreement, Purchaser shall, in order to maintain the right to bring a Claim against OK and Seller:

      (i) as soon as reasonably practicable, give notice thereof to OK or Seller;

      (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior consent of OK or Seller;

      (iii) in any action resist, defend, appeal and compromise such claim in the best interest of Seller;

      (iv) give OK or Seller, or their duly authorised representatives, reasonable access to the personnel of Purchaser and to any relevant premises, accounts, documents and records within their respective power, to enable OK or Seller, or their duly authorised representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof.

      In case a Third Party Claim would arise that could lead to a breach of this Agreement, any negotiations dispute or litigation relating thereto with any third party shall be handled by OK or by Seller at OK's or Seller's cost and after consultation with Purchaser. OK or Seller shall, however, make all reasonable efforts to avoid interference with the operations of the Company and shall at all times comply with the applicable laws and governmental regulations.

      If OK or Seller has made any payment to Purchaser as a settlement of any claim and Purchaser has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such claim, then Purchaser shall, upon request of OK or Seller, either assign that right to OK or Seller or, if OK or Seller so directs, Purchaser shall at the direction and cost of OK or Seller pursue the said recovery and account to OK or Seller for any monies or property, recovered.

      Notwithstanding any of the foregoing, OK or Seller shall have no obligation to satisfy any claim in respect of any Third Party Claim before the matter is subject to a final non-applicable decision.

9.4   Indemnity of Purchaser

      Purchaser shall as from the Closing Date indemnify and hold OK or Seller harmless against any and all deficiencies or costs or direct losses actually suffered or incurred by OK or Seller arising out of or resulting from any breach by Purchaser of this Agreement. No indemnity shall, however, be payable by Purchaser under this Agreement, unless the total amount of any deficiencies or costs or direct losses actually suffered or incurred by OK or Seller exceed in the aggregate the amount of thirty million Finnish markka (FIM 30 million). If such deficiencies, costs or direct losses amount in the aggregate to that limit, the indemnification shall be made from the first markka.

      For the avoidance of any doubt the Company shall be responsible for the contamination of soil, pollution of waters of River Kokemiienjoki as well as ground waters or air emissions after the Closing provided that such events are caused by or are the result of the Company carrying on the Nickel Business Operations after the Closing. The foregoing liability of the Company and the Purchaser shall be unaffected by liability limitations provided in this Agreement.

10.   OTHER ARRANGEMENTS

10.1  Exclusion of Certain Contracts

      Seller shall make available to Purchaser all hedging contracts entered into in connection with the Nickel Business Operations and Purchaser shall at its full discretion elect which hedging contracts Purchaser is willing to assume through the Company on the Closing Date. The Parties shall review the hedging contracts referred to herein as soon as practicable and at the latest not later than ten (10) days before the Closing Date.

10.2  Licence of Certain Intellectual Property Rights

      The Parties have negotiated a Technology License Agreement to be entered into by and between the Company and OK upon Completion of the De-merger Process in the form as attached hereto in Schedule 10.

10.3  Employees

      Employees listed in Schedule 7 to this Agreement will be transferred to the Company as "old employees" upon the Completion of the De-merger Process retaining in all material respects their current terms of employment.

10.4  Environmental Undertakings

      The Parties shall jointly assign an independent consultant to perform on or around the Closing Date a comprehensive environmental audit reviewing and verifying the current environmental status and condition of Harjavalta industrial site and the Nickel Business Operations of the Company (the "Environmental Audit"). Parties acknowledge that the foregoing Environmental Audit shall confirm the existing environmental status of the real property on which the Harjavalta plant operates. The parties further acknowledge that the respective liabilities of the parties vis-a-vis environmental matters will be based upon the conclusions of the Environmental Audit. Any future claims and/or responsibilities pertaining to environmental matters will be scrutinised against the conclusions of the Environmental Audit. The parties further undertake to engage themselves and shall cause the Company and New OKHA to engage in good faith negotiations to determine the cause for such contamination or pollution, to identify the responsible party for the same and to determine the feasible action(s) in accordance with the above.

10.5  Election of New Directors

      Seller shall procure that the Directors to be appointed for the Company under the De-merger Plan shall resign on the Closing Date. Purchaser shall elect new Directors for the Company and shall procure that the Directors resigned on the Closing Date will be granted discharge of liability for their term of office at the next annual general meeting of the Company.

10.6  Price Participation

      As a part of the transactions contemplated herein, the parties have negotiated that certain Price Participation Agreement, attached to this Agreement as Schedule 11. The Parties shall cause the relevant signatories to such Price Participation Agreement to execute the same prior to Closing.

10.7  Company Names

      Purchaser undertakes to change the names of the Company as soon as practicable after Closing so that the word "Outokumpu" is removed from the company names.

10.8  OK's or Sellers Specific Indemnity

      Notwithstanding any other indemnity as agreed elsewhere in the Agreement, OK and Seller shall indemnify and hold the Company and Purchaser harmless of any liability which the Company and/or Purchaser may have pursuant to the concept of secondary liability (Article 14a:6 of the Companies Act of 734/78, as amended) for the obligations of the OKHA, which are unrelated to the Nickel Business Operations, after the Completion of the De-merger Process. OK's and Seller's liability hereunder shall be limited to amount of the Purchase Price but shall not be subject to any deductibles or other reductions.

11.   MISCELLANEOUS

11.1  Notices

      All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been duly given or made when delivered by mail, telefax or cable to the party in question as follows:

      If to Purchaser:

      address:             OMG Kokkola Chemicals Oy
                           P.O. Box 286
                           67101 Kokkola, Finland
      telefax:             +358-6-228 0373
      attention:           Antti Aaltonen

      with a copy to:

      address:             Makitalo Raikkonen & Co, Attorneys-at Law
                           Etelaesplanadi 18
                           00130 Helsinki
                           Finland
      telefax:             +358-9-68444141
      attention:           Keijo Raikkonen

      If to Seller:

      address:             Outokumpu Oyj
                           Riihitontuntie 7 B,
                           P.O. Box 140,
                           02201 Espoo, Finland
      telefax:             +358-9-4214321
      attention:           Esko Paakkonen
      with a copy to:

      address:             Outokumpu Oyj
                           Legal Affairs and M&A
                           P.O. Box 280,
                           Riihitontuntie 7 D,
                           02201 Espoo, Finland
      telefax:             +358-9-421 2428
      attention:           Karri Kaitue

      or at such other address as the respective party may hereafter specify in writing to the other party.

11.2  Schedules Incorporated

      Each Schedule to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.

11.3  Headings

      The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

11.4  Assignment

      This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party.


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
11.5  Integration

      This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

11.6  Transfer Tax

      Any transfer taxes assessed in connection with this Agreement and the Related Agreements shall be borne by Purchaser.

11.7  Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of Finland.

11.8  Arbitration

      Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The arbitration shall be held in Helsinki and the arbitration proceedings shall be conducted in the Finnish language.

11.9  Amendments

      Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorised representatives of both Parties.

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
11.10 Provisions Severable

      If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement, however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

11.11 Publicity

      Unless otherwise agreed within 2 days from the date of execution of this Agreement, OK and OMG shall issue a joint press release.

      Save as required by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement shall remain secret indefinitely. All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by Seller and Purchaser in advance.

11.12 Counterparts of Agreement

      This Agreement has been executed in four (4) identical counterparts, two
      (2) for Seller and OK and two (2) for Purchaser and OMG.


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
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in Helsinki as of the day and year first above written.


OUTOKUMPU NICKEL B.V.                         OUTOKUMPU OYJ



/s/Asko Ojanen   /s/Esko Paakkonen            /s/Asko Ojanen   /s/Esko Paakkonen
----------------------------------            ----------------------------------
Asko Ojanen      Esko Paakkonen               Asko Ojanen      Esko Paakkonen
by power of attorney                          by power of attorney





OM GROUP, INC.                                OMG KOKKOLA CHEMICALS HOLDING B.V.



/s/Antti Aaltonen                             /s/Antti Aaltonen
--------------------------------              --------------------------------
Antti Aaltonen, President of OMG              Antti Aaltonen, President of OMG
Kokkola Chemicals Oy,                         Kokkola Chemicals Oy,
by power of attorney                          by power of attorney


                                    40